UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bazaarvoice, Inc.

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BAZAARVOICE, INC.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bazaarvoice, Inc.:

The Annual Meeting of Stockholders for Bazaarvoice, Inc. (“Bazaarvoice,” “we,” “us,” or the “Company”) will be held at the offices of DLA Piper LLP, at 401 Congress Avenue, Suite 2500, Austin, TX 78701-3799 on Wednesday, October 7, 2015 at 8:30 am Central Daylight Time. The purposes of the meeting are:

1.	To elect the two Class I directors named in the Proxy Statement to serve until the 2018 Annual Meeting of Stockholders or until their respective successors are elected and qualified (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2016 (Proposal Two);

3.	To vote on an advisory basis to approve the compensation of our named executive officers (Proposal Three); and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on August 11, 2015 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2015 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about August 27, 2015.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 7, 2015: The Notice of 2015 Annual Stockholders’ Meeting and Proxy Statement, and 2015 Annual Report and Form 10-K are available at www.proxyvote.com.

By order of the Board of Directors,

Gene Austin

President and Chief Executive Officer

Austin, Texas

Date: August 27, 2015

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On August 27, 2015, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on October 7, 2015:

The Notice of 2015 Annual Stockholders’ Meeting and Proxy Statement, and

2015 Annual Report and Form 10-K are available at www.proxyvote.com.

ATTENDING THE ANNUAL MEETING

•	Doors open at 8:00 am Central Daylight Time

•	Meeting starts at 8:30 am Central Daylight Time

•	Proof of Bazaarvoice, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

•	The use of cameras is not allowed

QUESTIONS

For questions regarding:	Contact

Annual Meeting	Bazaarvoice, Inc. Investor Relations (512) 551-6800

Stock ownership for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)

Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee

Voting for registered holders	Bazaarvoice, Inc. Investor Relations (512) 551-6800

Voting for beneficial owners	Please contact your broker, bank, or other nominee

BAZAARVOICE, INC.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

PROXY STATEMENT

Our Board solicits your proxy for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2015 Annual Meeting of Stockholders.” The Annual Meeting will be held at 8:30 am Central Daylight Time on Wednesday, October 7, 2015 at the offices of DLA Piper, LLP, at 401 Congress Avenue, Suite 2500, Austin, TX 78701-3799. We made this Proxy Statement available to stockholders beginning on August 27, 2015.

Record Date	August 11, 2015

Quorum

A majority of the shares outstanding on the record date must be present in person or by proxy. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Shares Outstanding	80,534,145 shares of common stock were outstanding as of August 11, 2015.

Inspector of Election	A representative from Broadridge will serve as the inspector of election.

Voting by Proxy	Internet, telephone or mail

Voting at the Meeting

We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Bazaarvoice’s transfer agent, Broadridge) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

What Happens if no Voting Instructions are Provided; Broker Non-Votes

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” As a result, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm (Proposal Two). Your broker will not have discretion to vote on the “non-routine” matters, the election of directors (Proposal One) and the advisory vote to approve the compensation of our named executive officers (Proposal Three).

Votes Required; Effect of Broker Non-Votes and Abstentions

Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, each director is elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to each director nominee. Shares voted “Withhold” and broker non-votes will have no effect on the outcome of the vote for Proposal One.

The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal Three, the advisory vote to approve the compensation of our named executive officers, requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. For purposes of Proposal Three, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote. Proposal Three is an advisory vote and, therefore, the result will not be binding on the Company or our Board, although the Board, the compensation committee and/or another committee of the Board will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

Changing Your Vote

Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results at www.bazaarvoice.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of eight authorized directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The term of our Class I directors will expire at this Annual Meeting. The terms of our Class II directors will expire at our 2016 annual meeting of stockholders and the term of our Class III directors will expire at our 2017 annual meeting of stockholders. Immediately following our Annual Meeting, the size of our board of directors will be reduced to six members. In connection with the anticipated decrease in the size of the board, the board of directors will reclassify its members in order to maintain classes of directors in roughly equal size. Immediately prior to our Annual Meeting, Jared Kopf and Jeffrey S. Hawn will resign from the board of directors as Class II and Class III directors, respectively, and will immediately be reappointed as Class I directors standing for reelection at our Annual Meeting. Our current Class I directors, Neeraj Agrawal and Christopher A. Pacitti, terms will expire at the Annual Meeting and are not being nominated for reelection. We sincerely thank Messrs. Agrawal and Pacitti for their service to the Company and our Board.

Upon the recommendation of our nominating and governance committee, we are nominating Jared Kopf and Jeffrey S. Hawn for reelection as Class I directors. Each nominee is an independent director, as defined in the applicable rules for companies traded on the NASDAQ Stock Market (“NASDAQ”). Their biographies are set forth below in the section titled “—Directors.”

If elected, the nominees will serve for a term of three years expiring at the 2018 annual meeting of stockholders or until their successors, if any, are duly elected and qualified or until such director’s earlier death, resignation or removal. If a director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that the nominees will be unwilling or unable to serve if elected as directors.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the two directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election and until successors are duly elected and qualified. Shares voted “Withhold” and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” the election of Jeffrey S. Hawn and Jared Kopf.

Directors

Listed below are Bazaarvoice’s directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide Bazaarvoice with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Bazaarvoice and represent the best interests of its stockholders.

Name	Position with Bazaarvoice	Age as of the Annual Meeting	Director Since
Gene Austin	Chief Executive Officer, President and Director	56	2014

Sydney L. Carey	Director	50	2012

Jeffrey S. Hawn	Director	51	2015

Jared Kopf	Director	38	2015

Mary T. McDowell	Director	51	2014

Thomas J. Meredith	Director	64	2010

Non-Continuing Directors

Neeraj Agrawal	Director	42	2007

Christopher A. Pacitti	Director	44	2005

Class I Directors Standing for Reelection

Jeffrey S. Hawn has served as a member of Board since April 2015 and as a member of our nominating and governance committee since May 2015. Mr. Hawn has served as Chairman and CEO of Vertafore, a provider of software and solutions to the insurance industry, since April 2015. Prior to joining Vertafore, Mr. Hawn served as Chairman and CEO of The Attachmate Group, a software holding company, from May 2005 to November 2014. Previously, he served as Senior Vice President of Operations for BMC Software, Inc., a leading provider of enterprise software and as a partner with McKinsey & Company, a leading management consulting firm. Mr. Hawn received a B.S. in Mechanical Engineering from Southern Methodist University and an M.B.A. from the University of Texas at Austin. Mr. Hawn served on the board of Pervasive Software Inc. from February 2003 until April 2013, the board of Vignette Corporation from November 2001 until July 2009 and numerous private company boards. We believe Mr. Hawn’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.

Jared Kopf has served as a member of our Board since May 2015. He has been a private investor in technology companies since 2009. Previously he was the Vice President in Product Innovation and Corporate Strategy for Rearden Commerce, Inc., a provider of online consumer and business-oriented commerce services, from September 2011 to May 2012 and the Founder and CEO of HomeRun.com, a members-only online social buying club, from November 2009 through August 2011. Prior to founding HomeRun.com, Mr. Kopf co-founded AdRoll, Inc., an advertising technology company, in 2006, where he served as CEO from March 2006 to March 2009 and President from March 2009 to January 2010. Mr. Kopf also served as a co-founder of Slide, Inc., a social media application developer, from 2005 to 2006. Mr. Kopf received a B.A. from Stanford University. He currently serves on the board and is Chairman of AdRoll. We believe Mr. Kopf’s qualifications to serve on our Board include his knowledge and understanding of the online advertising and e-commerce industry.

Class II Directors

Gene Austin has served as a member of our Board and our Chief Executive Officer since February 2014 and as our President since April 2013. Prior to joining us, Mr. Austin served as the President and Chief Executive Officer at Convio, Inc., a leading provider of on-demand constituent engagement solutions, until Convio’s acquisition by Blackbaud, Inc. in May 2012. Mr. Austin served as the Chief Executive Officer and as a member of the Board of Directors of Convio beginning in July 2003 and as President of Convio beginning in February 2008. From July 2001 to March 2003, Mr. Austin served as Vice President and General Manager of the Enterprise Data Management unit of BMC Software, Inc., a provider of enterprise management solutions. From 1999 to 2001, Mr. Austin served as Vice President and General Manager of Internet Server Products at Dell, Inc., a computer manufacturer. From 1996 to 1999, Mr. Austin served as Senior Vice President of Sales and Marketing at CareerBuilder, Inc., a software as a service company focused on internet based recruiting. Mr. Austin currently serves on the board of directors of Abila, Inc. Mr. Austin holds a B.S. in Engineering Management from Southern Methodist University in Dallas and an M.B.A. from the Olin School of Business at Washington University in St. Louis. We believe Mr. Austin’s qualifications to serve on our Board include his knowledge and understanding of our business and industry, his experience as our Chief Executive Officer and President and his previous executive positions at various technology companies.

Mary T. McDowell has served as a member of our Board since December 2014 and as a member of our compensation committee and nominating and governance committee since February 2015. She served as Executive Vice President in charge of Mobile Phones unit of Nokia Corporation, a multinational communications and information technology company, from July 2010 to July 2012. Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia from January 2008 to July 2010 and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as a director of Autodesk, Inc. since 2010, where she is the chairperson of the Compensation and Human Resources Committee, and as a director of UBM, plc, where she is a member of the Remuneration Committee and the Nomination Committee. Ms. McDowell also served on the board of NAVTEQ Corporation from July 2008 until July 2010. We believe Ms. McDowell’s qualifications to serve on our Board include her extensive experience in business strategy and corporate development and her knowledge gained from service on the boards of other public companies.

Class III Directors

Sydney L. Carey has served as a member of our Board and our compensation committee and as the chairperson of our audit committee since April 2012. She has served as Chief Financial Officer of Zscaler, Inc., a cloud-based information security company, since February 2015. Previously, Ms. Carey served as the Chief Financial Officer of MongoDB, Inc. (formerly 10gen, Inc.), a software company, from April 2013 to February 2015. From January 2009 to April 2013, Ms. Carey served as Executive Vice President and Chief Financial Officer of TIBCO Software, Inc. She served in various capacities with TIBCO from January 2004 to January 2009. Ms. Carey holds a B.A. in economics from Stanford University and was a recipient of a 2010 Stevie Award for Women in Business-Best Executive. We believe Ms. Carey’s qualifications to serve on our Board include her history of strong executive leadership in software, hardware, and system technology companies.

Thomas J. Meredith has served as a member of our Board since August 2010, as a member of our audit committee since August 2010, as chairman of our Board since August 2011 and as chairman of our compensation committee since August 2013. Since 2004, Mr. Meredith has served as a general partner of Meritage Capital, L.P., an investment management firm he co-founded that specializes in multi-manager hedge funds. Mr. Meredith is also the Chief Executive Officer of private investment firm MFI Capital LLC, a position he has held since 2001. From March 2007 to April 2008, Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc., a provider of mobile communications products. Mr. Meredith served in a variety of senior executive positions at Dell Inc. between 1992 and 2001, including Chief Financial Officer and Managing Director of Dell Ventures and Senior Vice President of Business Development and Strategy. Prior to joining Dell, Mr. Meredith served as Vice President and Treasurer at Sun Microsystems, Inc. Mr. Meredith currently serves on the board of directors of IPX, Inc., Lucid Holdings, Inc., Rallyhood, Inc., Umbel, Inc., Verb, Inc. and The Nature Conservancy, as well as on the advisory cabinet of the University of Texas Chancellor’s Technology Commercialization and on the advisory boards of the IBM Watson Group and 09 Solutions, Inc. Mr. Meredith also served on the board of directors of Motorola, Inc. from 2005 to 2012. Mr. Meredith holds a B.A. in political science from St. Francis University, a J.D. from Duquesne University and an L.L.M. in taxation from Georgetown University. We believe Mr. Meredith’s qualifications to serve on our Board include his knowledge gained from service on the boards of various public companies, particularly as an audit committee member, and his extensive financial experience, both as an investment manager and former chief financial officer of publicly traded companies.

Non-Continuing Class I Directors

Neeraj Agrawal has served as a member of our Board since September 2007, as a member of our audit committee since November 2008 and as a member of our nominating and governance committee since May 2014. He is currently a general partner at Battery Ventures, a venture capital firm. Mr. Agrawal joined Battery Ventures in 2000 and became a general partner in May 2007. Prior to his time at Battery Ventures, Mr. Agrawal served as an operating executive at Sky TV Latin America, a News Corp. subsidiary. He has also worked as a management consultant at Booz Allen Hamilton Inc. He holds a B.S. in computer science from Cornell University and an M.B.A. from Harvard Business School. Mr. Agrawal also serves as a member of the board of directors of Marketo, Inc. and Wayfair Inc. We believe Mr. Agrawal’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Christopher A. Pacitti has served as a member of our Board since August 2005, as a member of our nominating and governance committee since May 2011 and as chair of our nominating and governance committee since August 2014. He is currently a general partner at Austin Ventures, a venture capital firm. Mr. Pacitti joined Austin Ventures as a partner in 1999 and became a general partner in 2001. Prior to his time at Austin Ventures, Mr. Pacitti was a vice president at TL Ventures and was also a co-founder and Chief Operating Officer of a technology company that developed chemical industrial applications. Mr. Pacitti currently serves on the boards of directors of a number of private companies and venture capital industry organizations. He holds a B.A. in economics from Johns Hopkins University. We believe Mr. Pacitti’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

CORPORATE GOVERNANCE

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time. However, we also recognize that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the Board and Chief Executive Officer, might become appropriate. Accordingly, our Board anticipates periodically reviewing its leadership structure.

We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed in the section of our Annual Report on Form 10-K for the fiscal year ended

April 30, 2015 titled “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility of assuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. In particular, our audit committee regularly considers and discusses our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures. Our nominating and governance committee regularly considers and discusses our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking.

Our full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact of such risks on us and the steps we take to manage these risks. When a Board committee is responsible for evaluating and overseeing the management of a particular risk, the chairman of the relevant committee reports on the committee’s discussion to the full Board at regular Board meetings. This enables our Board and its committees to coordinate the risk oversight role and evaluate interrelated risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance

Neeraj Agrawal	Member	--	Member

Sydney L. Carey	Chair	Member	--

Jeffrey S. Hawn	--	--	Member

Thomas J. Meredith	Member	Chair	--

Mary T. McDowell	--	Member	Member

Christopher A. Pacitti	--	--	Chair

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing assessments by our management and independent auditors of the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our audit committee is currently composed of Neeraj Agrawal, Sydney L. Carey and Thomas J. Meredith. Ms. Carey has been appointed the chairperson of our audit committee. Our Board has determined that Neeraj Agrawal, Sydney L. Carey and Thomas J. Meredith are independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our Board has determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication and that Mr. Meredith and Ms. Carey each qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.

Our Board has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee’s charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our audit committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The audit committee met a total of four times during fiscal year 2015.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other significant benefits, compensation or arrangements not available to employees generally;

•	providing oversight of our compensation plans and benefit programs and making recommendations to our Board regarding enhancements or changes to such plans and programs;

•	reviewing and making recommendations to our Board regarding director compensation;

•

reviewing and discussing with management the compensation discussion and analysis and preparing a compensation committee report required in our annual report on Form 10-K and definitive proxy statement;

•

appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisors to the compensation committee, after taking into consideration independence factors as required under applicable SEC rules and NASDAQ listing standards;

•	administering our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and periodically reviewing its charter and processes.

Our compensation committee is currently composed of Sydney L. Carey, Mary T. McDowell and Thomas J. Meredith, each of whom is a non-employee member of our Board. Mr. Meredith has been appointed the chair of our compensation committee. Our Board has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. In determining whether directors are eligible to serve on our compensation committee, our Board considers whether the director is affiliated with the Company, a subsidiary of the Company or their respective affiliates to determine whether such affiliations would impair the director’s judgment as a member of our compensation committee.

Our Board has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee’s charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our compensation committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. Our compensation committee met a total of five times during fiscal year 2015.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board;

•	recommending members for each Board committee to our Board;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and executive officers; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our nominating and governance committee is currently composed of Neeraj Agrawal, Jeffrey S. Hawn, Mary T. McDowell and Christopher A. Pacitti. Mr. Pacitti has been appointed the chairperson of our nominating and governance committee. Our Board has determined that each member of our nominating and governance committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations.

Our Board has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee’s charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our nominating and governance committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The nominating and governance committee met a total of four times during fiscal year 2015.

Director Independence

In August 2015, our Board undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our Board determined that Neeraj Agrawal, Sydney L. Carey, Jeffrey S. Hawn, Jared Kopf, Mary T. McDowell, Thomas J. Meredith and Christopher A. Pacitti are “independent directors” as defined under the rules of NASDAQ and SEC rules and regulations. Our Board had previously determined that Dev Ittycheria, who resigned from our Board effective August 26, 2014, was an “independent director” as defined under the rules of NASDAQ and SEC rules and regulations and that Brett Hurt, who served on our Board through October 6, 2014, was not an “independent director” within the meaning of such rules and regulations.

There are no family relationships among our executive officers and directors.

Communications with the Board of Directors

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To have a candidate considered by the nominating and governance committee, a stockholder must submit its recommendation in writing in accordance with the procedures described in the section of this Proxy Statement titled “Other Matters—2016 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NASDAQ rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The nominating and governance committee may and has engaged third party search firms to assist in identifying qualified candidates or gathering information regarding a candidate’s background and experience.

Board Meetings and Attendance

The Board held six meetings during the fiscal year ended April 30, 2015. During such fiscal year, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. One director attended our 2014 annual stockholder meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of Bazaarvoice. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by our Board, mitigates potential risks.

Director Compensation

Compensation for Fiscal Year 2015

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board for fiscal year 2015. The table excludes Mr. Austin, who was our Chief Executive Officer and director during fiscal year 2015 and did not receive any compensation from us in his role as a director in fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Neeraj Agrawal	$33,792	$143,642	$177,434
Sydney L. Carey	$55,250	$143,642	$198,892
Jeffrey S. Hawn	—	$296,441	$296,441
Brett Hurt(2)	$10,820	—	$10,820
Dev Ittycheria(3)	$11,996	—	$11,996
Mary T. McDowell	$10,824	$298,746	$309,570
Thomas J. Meredith	$85,250	$143,642	$228,892
Christopher A. Pacitti	$33,936	$143,642	$177,578

(1)

The amounts included in the “Stock Awards” column do not reflect compensation actually received by the non-employee director but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)	Mr. Hurt was not nominated for reelection at our 2014 Annual Meeting of Stockholders and served on our Board through the date of the Annual Meeting, October 6, 2014.
(3)	Mr. Ittycheria resigned from our Board effective August 26, 2014.

Standard Director Compensation Arrangements

Our compensation committee approved an outside director compensation policy applicable to all of our non-employee directors, or our outside directors, effective upon the completion of our initial public offering. This policy provides that each such outside director will receive the following compensation for their Board service:

•	an annual cash retainer of $25,000;

•

an annual cash retainer of $40,000 for serving as the chair of our Board, $20,000 for serving as the chair of the audit committee, $10,000 for serving as chair of the compensation committee and $6,250 for serving as chair of the nominating and governance committee;

•

an annual cash retainer of $6,500 for serving as a member of the audit committee, $3,750 for serving as a member of the compensation committee and $2,500 for serving as a member of the nominating and governance committee;

•	reimbursement of reasonable, customary and documented travel expenses to meetings of our Board;

•	upon first joining our Board, an initial award of restricted stock with an aggregate value of $300,000; and

•

after the market closes on the date of the annual meeting of our stockholders of each year an automatic annual equity award with an aggregate value of $150,000 delivered in the form of restricted stock or stock options at the election of the outside director.

The annual cash retainers described above are paid ratably on a fiscal quarterly basis. With respect to the annual equity award described above, our outside director compensation policy provides that the outside director will receive the award in the form of restricted stock if the outside director fails to make a timely election. Our outside directors are also eligible to receive all types of awards, except incentive stock options, under our 2012 Equity Incentive Plan, or the 2012 Plan, including discretionary awards not covered under our outside director compensation policy. All grants of equity awards to our outside directors are subject to the 2012 Plan in all respects. Directors who are employees do not receive any compensation for their service on our Board. An employee director who subsequently ceases to be an employee, but remains a director, will not receive an initial equity award described above.

Our outside director compensation policy provides that, in the event of a change of control of the Company, any stock options and stock appreciation rights granted to an outside director under our 2012 Plan will vest fully and become immediately exercisable, all restrictions on his or her restricted stock or restricted stock unit awards will lapse, and all performance goals or other vesting requirements for his or her performance share and unit awards will be deemed achieved at 100% of target levels and all other terms and conditions met.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Mr. Austin, who is both an executive officer and a director of the Company, may be found in the section of this Proxy Statement titled “Proposal One: Election of Directors—Directors.”

Name	Position with Bazaarvoice	Age as of the Annual Meeting

Gene Austin	Chief Executive Officer and President	56

James R. Offerdahl	Chief Financial Officer	59

Gary G. Allison	Executive Vice President, Engineering	49

Marc K. Cannon	Executive Vice President, Worldwide Client Services	55

Kelly E. Connery	Chief Revenue Officer	47

Kin Gill	Chief Legal Officer, General Counsel and Secretary	48

Ryan D. Robinson	Chief People Officer	54

Sara Spivey	Chief Marking Officer	54

Gene Austin. See biography under “Directors” on page 3 of this Proxy Statement.

James R. Offerdahl has served as our Chief Financial Officer since January 2013. Prior to joining us, Mr. Offerdahl served as the Chief Financial Officer and Vice President of Administration at Convio, Inc., a leading provider of on-demand constituent engagement solutions, from February 2005 until it was acquired by Blackbaud, Inc. in May 2012. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services to enterprises. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions for independent software vendors, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl served as Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by International Business Machines in March 1996. Mr. Offerdahl holds a B.S. in accounting from Illinois State University and an M.B.A. in management and finance from the University of Texas at Austin.

Gary G. Allison has served as our Executive Vice President, Engineering since December 2013. Prior to joining us, Mr. Allison served from March 2013 to December 2013 as the Vice President, Research and Development for E2open Inc., a leading provider of cloud-based, on-demand software solutions. From May 2007 to March 2013, Mr. Allison served as Vice President, Engineering at Convio, Inc. a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Mr. Allison previously served from 2004 through 2007 as the Senior Vice President, Software Development, Data Center Operations and Customer Service for Simdesk Technologies, Inc., and from 1997 through 2003 as the Vice President, Engineering and Customer Service for Pervasive Software, Inc., which was acquired by Actian Corporation in 2013. In addition, from 1988 through 1996, Mr. Allison served as a Manager, Power PC and OS/2 LAN Server for IBM Corp. Mr. Allison holds a B.S. in computer science from Texas A&M University and an M.S. in software engineering from University of Houston-Clear Lake.

Marc K. Cannon has served as our Executive Vice President, Worldwide Client Services since May 2013. Prior to joining us, Mr. Cannon served from March 2009 to May 2013 as Vice President, Client Services at Convio, Inc., a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Mr. Cannon previously served from 2007 to 2009 as the Vice President, Worldwide Consulting for Adobe Systems Incorporated, a leader in digital marketing and digital media solutions, from 2005 to 2007 as the Vice President, Worldwide Consulting for Autodesk, Inc., a leader in 3D design, engineering and entertainment software, from 2002 to 2005 as the Vice President, Worldwide Services and Support for think3, Incorporated, an Italian-based software company, and from 1994 to 2002 as the Vice President/General Manager for Cadence Design Systems, Inc., a leading provider of electronic design automation and semiconductor intellectual property. Mr. Cannon holds a B.S. in electrical engineering from Boston University and an M.B.A. in finance from San Diego State University.

Kelly E. Connery has served as our Chief Revenue Officer since December 2013. He previously served as our General Manager of North America from February 2012 to December 2013. From April 2009 to February 2012, Mr. Connery served as Area Vice President, Enterprise Service Management, with BMC Software, a provider of business service management software, with responsibility for Latin America as well as the Midwest, Central and Southern regions of the United States. Before his tenure at BMC, Mr. Connery served as Executive Vice President of worldwide sales and field operations at eGlue Business Technology Inc. from October 2007 to April 2009. Prior to eGlue, Mr. Connery served as General Manager of the Americas for Cramer Systems before the company was acquired by Amdocs Inc. where he also served as GM of Americas. Mr. Connery holds a B.A. in mass communication from the Texas State University School of Journalism.

Kin Gill has served as our Chief Legal Officer, General Counsel and Secretary since January 2015. Mr. Gill previously served as our Deputy General Counsel from January 2013 to December 2014. Prior to joining us, Mr. Gill served from April 2010 to January 2013 as Vice President—General Counsel and Secretary at Xtreme Power Inc., a leading provider of large scale energy storage systems. Previous to that time, Mr. Gill practiced corporate and securities law serving as a partner with Andrews Kurth LLP and Fish & Richardson, P.C. Mr. Gill holds a Bachelor of Accountancy from the University of Mississippi, an M.B.A. from the University of Mississippi and a J.D. from the University of Houston Law Center.

Ryan D. Robinson has served as our Chief People Officer since April 2012. Prior to joining us, Mr. Robinson served from November 2011 to March 2012 as Vice President Human Resources at Hewlett-Packard Company, or HP, over the global technology and business process organization. From August 2008 to October 2011, Mr. Robinson served as Vice President Human Resources over HP’s global functions, including finance, information technology, legal, strategy and technology, and global business services. From May 2006 to July 2008, Mr. Robinson served as Vice President Human Resources for HP’s global information technology organization. Mr. Robinson previously served as Vice President Human Resources over talent management, leadership development and internal communications at Compaq Computer Corporation. Mr. Robinson holds a B.S. in organizational communications and an M.A. in human resource development from the University of Texas at Austin.

Sara Spivey has served as our Chief Marketing Officer since April 2015. From October 2012 to October 2014 she served as Chief Executive Officer of InReach, a privately held SaaS provider in the learning management industry. From December 2008 to September 2012 she served as the Chief Marketing Officer at Convio, Inc., a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Ms. Spivey previously served as Vice President, Marketing for rPath, Inc., Vice President, Worldwide Sales, Strategic Account Alliance Development for Advanced Micro Devices, Inc., and in a variety of sales and marketing roles, including Vice President of Marketing, at Quantum Corporation, a storage solutions company. Ms. Spivey holds a B.A. from the University of California at Davis in Economics and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 11, 2015 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers, each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of August 11, 2015, (ii) shares of common stock that would be issued upon the vesting of restricted stock units within 60 days of August 11, 2015 and (iii) shares of restricted common stock for which the holder may exercise full voting rights while the shares remain restricted are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 80,534,145 shares of our common stock outstanding on August 11, 2015.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding

5% Stockholders:

Austin Ventures VIII, L.P.(1)	10,693,535	13.3%

Brett A. Hurt and entities affiliated with Brett A. Hurt(2)	4,544,532	5.6%

Discovery Equity Partners, L.P.(3)	5,181,610	6.4%

Franklin Resources, Inc.(4)	4,777,402	5.9%

RGM Capital, LLC(5)	4,189,939	5.2%

T. Rowe Price Associates, Inc.(6)	4,246,954	5.3%

Named Executive Officers and Directors:

Gene Austin(7)	536,550	*

James R. Offerdahl(8)	263,750	*

Kelly E. Connery(9)	440,576	*

Kin Gill(10)	18,981	*

Sara Spivey(11)	—	*

Neeraj Agrawal(12)	129,216	*

Sydney L. Carey(13)	61,018	*

Jeffrey S. Hawn(14)	51,555	*

Jared Kopf(15)	54,377

Mary T. McDowell(16)	39,886	*

Thomas J. Meredith(17)	319,333	*

Christopher A. Pacitti(18)	10,738,485	13.3%

All directors and executive officers as a group (15 people)(19)	13,031,241	15.9%

*	Represents less than one percent.
(1)

All of the shares are held by Austin Ventures VIII, L.P. The general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. Joseph C. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti and John D. Thornton are the general partners of AV Partners VIII, L.P. and may be deemed to share voting and investment power over the shares held by Austin Ventures VIII, L.P. Such persons and entities disclaim beneficial ownership of the shares held by Austin Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Austin Ventures VIII, L.P. and its affiliated entities and individuals is 300 West Sixth Street, Suite 2300, Austin, TX 78701. All information is based solely on the Schedule 13G/A filed by Austin Ventures VIII, L.P. on February 13, 2015, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2015.

(2)

Includes 401,540 held by the BAH 2012 Lifetime Family Trust. Debra J. Hurt and Brandi L. McDaniel are co-trustees of the BAH 2012 Lifetime Family Trust and have voting and investment power over the shares held by the BAH 2012 Lifetime Family Trust. By virtue of his relationship with his spouse, Debra J. Hurt, and his sister, Brandi L. McDaniel, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the BAH 2012 Lifetime Family Trust. Also includes 346,122 held by the LBH Article VI Trust and 346,123 held by the RLH Article VI Trust. Debra J. Hurt is the trustee of both the LBH Article VI Trust and the RLH Article VI Trust and has voting and investment power over the shares held by the LBH Article VI Trust and the RLH Article VI Trust. By virtue of his relationship with his spouse, Debra J. Hurt, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the LBH Article VI Trust and the RLH Article VI Trust.

(3)

All of the shares are held by Discovery Equity Partners, L.P. The general partner of Discovery Equity Partners, L.P. is Discovery Group I, LLC. Daniel J. Donoghue and Michael R. Murphy are the managing members of Discovery Group I, LLC. As a result, Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy may be deemed to share voting and investment power over the shares held by Discovery Equity Partners, L.P. The address of Discovery Equity Partners, L.P. is 300 South Wacker Drive, Suite 600, Chicago, Illinois 60606. All information is based solely on the Schedule 13D/A filed by Discovery Equity Partners, L.P. on August 3, 2015, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2015.

(4)

Shares are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources Inc. (“FRI”) pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and may therefore be deemed to share voting and investment power over the shares held by persons and entities for which FRI subsidiaries provide investment management services. Franklin Advisers, Inc. one of the subsidiaries of FRI, has sole voting power with respect to 4,002,070 shares and sole dispositive power with respect to 4,206,270 shares, Franklin Templeton Portfolio Advisors, Inc., one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 468,232 shares and Fiduciary Trust Company International, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 102,900 shares. The address of FRI and its affiliated entities is One Franklin Parkway, San Mateo, CA 94403-1906. All information is based solely on the Schedule 13G filed by FRI on February 4, 2015, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2015.

(5)

RGM Capital, LLC (“RGM”), in its capacity as an investment advisor, and Robert G. Moses, as the managing member of RGM, have shared voting and dispositive power with respect to all shares. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109. All information is based solely on the Schedule 13G filed by RGM on February 13, 2015, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2015.

(6)

The shares are owned by various individual and institutional investors including T. Rowe Price Associates, Inc. (“Price Associates”), which serves as an investment adviser with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. All information is based solely on the Schedule 13G/A filed by Price Associates, Inc. on May 11, 2015, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2015.

(7)	Includes 413,759 shares issuable upon the exercise of options held by Mr. Austin that are exercisable within 60 days of August 11, 2015. Mr. Austin is our Chief Executive Officer and President.
(8)	Includes 222,916 shares issuable upon the exercise of options held by Mr. Offerdahl that are exercisable within 60 days of August 11, 2015. Mr. Offerdahl is our Chief Financial Officer.
(9)	Includes 404,791 shares issuable upon the exercise of options held by Mr. Connery that are exercisable within 60 days of August 11, 2015. Mr. Connery is our Chief Revenue Officer.
(10)

Includes 13,333 shares issuable upon the exercise of options held by Mr. Gill that are exercisable within 60 days of August 11, 2015 and 1,250 shares issuable upon the vesting of restricted stock units within 60 days of August 11, 2015. Mr. Gill is our Chief Legal Officer, General Counsel and Secretary.

(11)	Ms. Spivey is our Chief Marketing Officer.
(12)

Includes 4,919 shares of restricted stock over which Mr. Agrawal has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015. Mr. Agrawal is a member of our board of directors.

(13)

Includes 4,919 shares of restricted stock over which Ms. Carey has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015. Ms. Carey is a member of our board of directors.

(14)	Includes 47,259 shares of restricted stock over which Mr. Hawn has voting power but which are subject to a repurchase right by us. Mr. Hawn is a member of our board of directors.
(15)

Includes 49,846 shares of restricted stock over which Mr. Kopf has voting power but which are subject to a repurchase right by us and 4,531 shares of restricted stock over which Mr. Kopf has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015. Mr. Kopf is a member of our board of directors.

(16)

Includes 29,914 shares of restricted stock over which Ms. McDowell has voting power but which are subject to a repurchase right by us and 3,324 shares of restricted stock over which Ms. McDowell has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015. Ms. McDowell is a member of our board of directors.

(17)

Includes 112,477 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable or convertible within 60 days of August 11, 2015 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust. Also includes 4,919 shares of restricted stock over which Mr. Meredith has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015. Mr. Meredith is the chairman of our board of directors.

(18)

Includes the shares held by Austin Ventures VIII, L.P. See footnote (1). Also includes 4,919 shares of restricted stock over which Mr. Pacitti has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015. Mr. Pacitti is a member of our board of directors.

(19)

Includes 1,474,367 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of August 11, 2015, 54,121 shares of restricted stock over which our directors and executive officers have voting power but which are subject to a repurchase right by us, 100,429 shares of restricted stock over which our directors and executive officers have voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 11, 2015 and 1,250 shares issuable upon the vesting of restricted stock units within 60 days of August 11, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2015, we have not been a party, nor are we currently proposed to be a party, to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest, except for the compensation and other arrangements described elsewhere in this Proxy Statement and the transactions described below.

Stock Option Grants

Certain stock option grants to our executive officers and related stock option grant policies are described in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” Certain stock option grants to our non-employee directors who are not affiliated with our major stockholders and related stock option grant policies are described in the section of this Proxy Statement titled “Director Compensation.”

Employment, Change of Control and Separation Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this Proxy Statement titled “Executive Compensation—Employment Agreements.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this Proxy Statement titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Other Related Party Transactions

In October 2012, Bazaarvoice Foundation (the “Foundation”), a non-profit private charity, was chartered to build philanthropic programs that are focused on entrepreneurial education for youth. The Company holds two of the Foundation’s six board seats. The Company does not control the Foundation’s activities and accordingly, the Company does not consolidate the Foundation’s statement of activities with its financial results.

On March 10, 2015, the Company issued 50,000 unregistered shares of our common stock, which were held as treasury stock, to the Foundation as a donation. The fair market value of these shares based on the Company’s closing stock price on March 10, 2015 was $314,000. This issuance of shares of the common stock was not registered under the Securities Act of 1933, as amended, or the Securities Act, or any state securities laws. With respect to such issuance, the Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and the rules and regulations promulgated thereunder.

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter and corporate governance guidelines, our audit committee must review and approve in advance any related party transaction, and all of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our Board reviewed related party transactions. Each of the related party transactions described above was submitted to and approved by our Board.

Code of Conduct

Our Board has adopted a code of conduct. The code applies to all of our employees and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of conduct is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of April 30, 2015, or our named executive officers, for fiscal year 2015 should be read together with the compensation tables and related disclosures that follow this discussion.

Our Named Executive Officers for Fiscal Year 2015

Our named executive officers in our fiscal year ended April 30, 2015, or fiscal year 2015, were:

Gene Austin	Chief Executive Officer and President

James R. Offerdahl	Chief Financial Officer

Kelly E. Connery	Chief Revenue Officer

Kin Gill	Chief Legal Officer, General Counsel and Secretary

Sara Spivey	Chief Marketing Officer

Executive Summary

We power a network that connects brands and retailers to the authentic voices of people where they shop. We were founded on the premise that the collective voice of the marketplace is the most powerful marketing tool in the world because of its influence on purchasing decisions, both online and offline. Our technology platform collects, curates, and displays consumer-generated content including ratings and reviews, questions and answers, customer stories, and social posts, photos, and videos. This content is amplified across marketing channels, including category/product pages, search, brand sites, mobile applications, in-store displays, and paid and earned media, where it helps clients generate more revenue, market share, and brand affinity.

We also help clients leverage insights derived from consumer-generated content to improve marketing effectiveness, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns, reach consumers when actively shopping via highly targeted audience marketing, and enable retailers to launch and manage on-site advertising solutions and site monetization strategies.

Significant Elements of Compensation for Fiscal Year 2015

Consistent with our executive compensation objectives and our performance, during fiscal 2015, our compensation committee structured compensation for our named executive officers to include the following elements:.

•	Base Salary: We adjusted the base salaries of our named executive officers in order to appropriately compensate them given the level of expected performance and the competitive market.

•

Annual Performance-Based Cash Compensation: We paid annual cash incentive awards to our named executive officers in order to focus them on the achievement of key short-term business objectives and reflect their partial achievement of the corporate and individual performance objectives under our annual performance-based cash incentive plan.

•

Long-Term Equity Incentive Compensation: We granted stock options and restricted stock unit (“RSU”) awards for shares of our common stock to certain of our named executive officers with the aim of driving long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

•

Discretionary Bonus Payments: After consideration of the various challenges that management faced in fiscal year 2015 that impacted our ability to achieve the performance objectives for fiscal year 2015, including challenges associated with our court ordered divestiture of PowerReviews, Inc., in May 2015, our compensation committee approved discretionary, one-time bonus payments to certain of our named executive officers in order to continue to motivate our named executive officers to set aggressive performance objectives in the interest of creating sustainable long-term value and to promote our retention objectives.

We believe that the combination of these elements of compensation reflects our compensation philosophy and the strong alignment of the interests of our named executive officers with those of our stockholders.

Significant Corporate Governance Policies and Practices

We have endeavored to maintain high standards in our executive compensation and governance practices and have the following policies and practices in effect:

•	Independent Compensation Committee: We maintain a completely independent compensation committee who establish our compensation practices.

•

Emphasis On Variable, “At Risk” Compensation and Long-Term Performance Goals: A substantial portion of our named executive officers’ compensation is tied to both short-term and long-term corporate financial and operational incentives.

•

Hedging Prohibition: We prohibit all of our employees and members of our Board from entering into hedging arrangements with respect to our securities and prohibit our executive officers and the members of our Board from pledging our securities unless they have received pre-clearance for any pledging arrangements pursuant to the terms of our insider trading policy.

•

Double-Trigger Change Of Control Arrangements: All severance payments and benefits afforded to our named executive officers are based on a “double-trigger” arrangement (meaning that the benefits are only provided if there is both a change of control and a qualifying termination of employment).

•

Independent Compensation Consultant: Our compensation committee retains an independent compensation advisory, Compensia, to provide analysis, advice and guidance on our executive compensation program independent of management.

•	Representative Peer Group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.

•

Annual Compensation Review: Our compensation committee conducts an annual review of our compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.

Results of Most Recent Say-on-Pay Vote

At our 2012 Annual Meeting of Stockholders, we conducted our first stockholder advisory vote to approve the fiscal year 2011 compensation of our named executive officers (commonly referred to as a “Say-on-Pay” vote). Our stockholders approved the fiscal year 2011 compensation of our named executive officers with approximately 93% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. Following our fiscal 2012 Annual Meeting of Stockholders, our compensation committee reviewed the results of the say-on-pay vote, and concluded that our executive compensation program was operating as anticipated.

Our Executive Compensation Philosophy

Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our Board strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our executive officers with a competitive total compensation package and share our success with them when our objectives are met.

Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our Board has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and Board should retain discretion and flexibility to make these determinations each year rather than adopting formal policies or guidelines.

Determining Executive Compensation for Fiscal Year 2015

For fiscal year 2015, our compensation committee was responsible for designing, recommending for approval by our Board and overseeing our executive compensation program.

Our compensation committee engaged Compensia, a national compensation consulting firm, to perform a competitive assessment of our executive compensation program, to assist in sustaining a framework for a company-wide compensation strategy and to generally advise our compensation committee on executive compensation matters. To assess the competitiveness of our executive compensation program and compensation levels, Compensia examined the executive compensation practices of a group of publicly-traded technology companies of similar revenue size to us. Compensia gathered this information from the Radford High Technology Survey and also from the public filings of a select peer group consisting of the following companies:

Angie’s List Inc.	OpenTable, Inc.

Bottomline Technologies (de), Inc.	Pros Holdings, Inc.

Brightcove Inc.	Q2 Holdings, Inc.

Chegg, Inc.	RealPage, Inc.

comScore, Inc.	RetailMeNot, Inc.

Constant Contact, Inc.	ServiceSource International, Inc.

HomeAway.com, Inc.	SolarWinds, Inc.

Intralinks Holdings Inc.	Tangoe, Inc.

Jive Software Inc.	Trulia, Inc.

LivePerson, Inc.	Vocus, Inc.

LogMeIn, Inc.	YuMe, Inc.

Our compensation committee performed an annual review of our executive compensation and recommended fiscal year 2015 compensation to our Board at the beginning of fiscal year 2015. In carrying out its responsibilities, our compensation committee solicited and used information provided by our management, as well as recommendations from our CEO, Mr. Austin. With respect to the compensation packages for each named executive officer other than himself, Mr. Austin reviewed the performance of such executive officer and made recommendations to our compensation committee with respect to such executive officer’s total compensation package for fiscal year 2015. While our compensation committee solicited and reviewed our CEO’s recommendations, such recommendations were only one factor considered by our compensation committee in making compensation decisions.

In determining the total compensation package for fiscal year 2015 for each of our named executive officers, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition to considering our CEO’s recommendations, our compensation committee and Board reviewed and considered Compensia’s report on the compensation practices of the select peer group companies and competitive market data. Our compensation committee and Board used the 50th percentile of total compensation as reflected by the market data as a reference in considering the appropriate compensation level for each named executive officer. Our compensation committee and Board also considered our company-wide performance, the applicable named executive officer’s performance and internal pay equity. In reviewing individual performance, our compensation committee and Board undertook a subjective and qualitative review of each named executive officer’s contribution to the success of our business in fiscal year 2014.

Based in part on the review by our CEO, our executive compensation philosophy generally, and our compensation committee’s review after considering the factors described above, in May 2014 our compensation committee approved a total compensation package for fiscal year 2015 for each of our executive officers, including our then-serving named executive officers that included base salary and annual performance-based cash compensation levels. In December 2014, our Board approved a total compensation package for Mr. Gill in connection with his promotion to Chief Legal Officer, General Counsel and Secretary that included base salary, annual performance-based cash compensation and long term equity incentive compensation, with the amounts of each of these elements determined based on several factors, including market competitive data obtained from Compensia, the potential contribution and value our Board expected Mr. Gill to bring to our company as a result of his promotion and the factors described above, such as company-wide performance, Mr. Gill’s performance in his previous role and internal pay equity. In April 2015, our Board approved a total compensation package for Ms. Spivey in connection with her appointment as Chief Marketing Officer that included base salary, annual performance-based cash compensation and long term equity incentive compensation with the amounts of each of these elements determined based on several factors, including market competitive data obtained from Compensia, the potential contribution and value the Board expected Ms. Spivey to bring to our company and the factors described above, such as company-wide performance and internal pay equity.

In August 2015, our compensation committee considered the independent of Compensia and found them to be independent after considering applicable factors under NASDAQ listing standards.

Elements of Compensation for Fiscal Year 2015

As noted above, compensation for our named executive officers for fiscal year 2015 consisted of the elements identified in the following table:

Compensation Element	Objective

Base salary	To attract and retain our named executive officers and to recognize ongoing performance of job responsibilities.

Annual performance-based cash compensation

To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Discretionary bonus payments

To motivate our named executive officers to set aggressive performance objectives in the interest of creating sustainable long-term value and to promote our retention objectives in light of the various challenges that management faced in fiscal year 2015 that impacted our ability to achieve the performance objectives for fiscal year 2015.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.

Base Salaries

Base salaries for fiscal year 2015 for our named executive officers were determined by our compensation committee and Board as described above in “—Determining Executive Compensation for Fiscal Year 2015.” Our compensation committee and Board did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows the base salaries for our named executive officers for fiscal year 2015.

Named Executive Officer	FY 2015 Base Salary
Gene Austin	$450,000
James R. Offerdahl	320,000
Kelly E. Connery	285,000
Kin Gill[1]	260,000
Sara Spivey[2]	285,000

(1)	In December 2014, our Board approved an increase in Mr. Gill’s base salary from $237,000 to $260,000 as a result of his promotion to Chief Legal Officer, General Counsel and Secretary.
(2)	Ms. Spivey began employment on April 20, 2015.

Annual Performance-Based Cash Compensation

During fiscal year 2015, each of our named executive officers, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plan.

Target bonuses. For each named executive officer, the target bonus opportunity for fiscal year 2015 was equal to a specified percentage of his or her base salary. As with base salaries, the target bonuses for our named executive officers were determined by our compensation committee and Board as described above in “—Determining Executive Compensation for Fiscal Year 2015.” Our compensation committee and Board did not assign a specific weight to any single factor in establishing the applicable target bonus opportunities. The table below shows the target bonus opportunities for fiscal year 2015 for each named executive officer.

Named Executive Officer	FY 2015 Target Bonus Opportunity (% of base salary)
Gene Austin	100%
James R. Offerdahl	60%
Kelly E. Connery	88%
Kin Gill[1]	40%
Sara Spivey[2]	—

(1)

In December 2014, our Board approved an increase in Mr. Gill’s target bonus opportunity (as a percentage of base salary) from 30% to 40% as a result of his promotion to Chief Legal Officer, General Counsel and Secretary.

(2)	Ms. Spivey began employment on April 20, 2015 and as a result did not participate in our executive bonus plan for fiscal year 2015.

Bonus determinations. For fiscal year 2015, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our Board.

The total bonus opportunity for our named executive officers serving in their position at April 30, 2015 other than Mr. Connery was based on the level of achievement of two corporate performance measures: Net Bookings and Adjusted EBITDA, each of which is described in more detail below. Net Bookings was given a weighting of 65% and Adjusted EBITDA was given a weighting of 35%. These corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. We believe these performance measures align our named executive officer incentives with stockholder interests through the creation of sustainable long-term value.

Payment of any portion of the bonus opportunity for fiscal year 2015 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The minimum achievement levels for Net Bookings and Adjusted EBITDA were 83.333% and 88.888% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were greater than 149.242% and 107.143% of the target levels, respectively. Payout percentages for the various achievement levels were as follows:

Net Bookings		Adjusted EBITDA
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage

83.333%	50%	88.888%	50%
100%	100%	100%	100%
>149.242%	150%	107.143%	110%

The Net Bookings measure is an internal metric that we use to monitor our business. The calculation of “Net Bookings” takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose the target level for this measure for operational and competitive reasons.

We define “Adjusted EBITDA” as net loss from continuing operations, as calculated according to GAAP, adjusted for stock-based expense, contingent considerations related to acquisitions, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), integration and other costs related to acquisitions, other non-business costs and benefits, income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. The target level for Adjusted EBITDA for fiscal year 2015 was negative $14 million.

In general, we consider our corporate performance targets for fiscal year 2015 to have been challenging but achievable. We believe our Net Bookings target for fiscal year 2015 was highly aggressive in order to incent significant growth of new business during fiscal year 2015.

For fiscal year 2015, our Adjusted EBITDA was $(8.68) million. In addition, our actual Net Bookings was less than 83.333% of our target level. Our compensation committee reviewed our performance against each of the corporate performance measure target levels and determined that bonuses for each of our named executive officers other than Mr. Connery would be paid at 38.5% of the target bonus opportunity, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Net Bookings	< 83.333%	0%	65.0%	0%
Adjusted EBITDA	> 107.143%	110%	35.0%	38.5%

The total bonus opportunity for Mr. Connery was based on achievement of three corporate performance measures: Gross Bookings, Net Bookings and new clients booked, each of which is described in more detail below. Gross Bookings was given a weighting of 60%, Net Bookings was given a weighting of 20% and new clients booked was given a weighting of 20%. These corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development and retention of customers. We believe these performance measures align Mr. Connery’s incentives with stockholder interests through the creation of sustainable long-term value.

For Mr. Connery, payment of any portion of the bonus opportunity for fiscal year 2015 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The corporate performance measure targets for Mr. Connery were adjusted by our compensation committee in December 2014 as reflected below. As adjusted, the minimum achievement levels for Gross Bookings, Net Bookings and new clients booked were 90%, 83.333% and 75% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were greater than 110%, greater than 149.242% and greater than 115% of the target levels, respectively. Payout percentages for the various achievement levels were as follows:

Gross Bookings		Net Bookings		New Clients Booked
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage
90%	50%	83.333%	50%	75%	50%
100%	100%	100%	100%	100%	100%
>110%	200%	>149.242%	150%	>115%	140%

Gross Bookings and Net Bookings measures are internal metrics that we use to monitor our business. The calculation of “Gross Bookings” takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year. We do not disclose the target levels for these measures for operational and competitive reasons. New clients booked are clients that have signed contracts to purchase our services.

Our compensation committee reviewed Mr. Connery’s performance against each of his performance measure target levels and determined that his bonus would be paid at 13.38% of his target bonus, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Gross Bookings	0%	0%	60%	0%
Net Bookings	0%	0%	20%	0%
New Clients Booked	83.44%	66.88%	20%	13.38%

The following table summarizes the calculation of the actual bonus amount awarded to each named executive officer for fiscal year 2015.

Named Executive Officer	Target Bonus Opportunity	Applicable Payout Percentage	Actual Bonus Payment
Gene Austin	$450,000	38.5%	$173,250
James R. Offerdahl	192,000	38.5%	73,920
Kelly E. Connery	250,000	13.38%	33,440
Kin Gill	82,000	38.5%	31,570

Discretionary Bonus Payments

After consideration of the various challenges that management faced in fiscal year 2015 that impacted our ability to achieve the performance objectives for fiscal year 2015, including challenges associated with our court ordered divestiture of PowerReviews, Inc., in May 2015, our compensation committee approved discretionary, one-time bonus payments to the following named executive officers based on their performance in fiscal year 2015. Our compensation committee approved these discretionary, one-time bonus payments in order to continue to motivate our named executive officers to set aggressive performance objectives in the interest of creating sustainable long-term value and to promote our retention objectives.

Named Executive Officer	Bonus Payment ($)
Gene Austin	$51,570
James R. Offerdahl	22,080
Kelly E. Connery	91,560
Kin Gill	9,455

Long-Term Equity Incentive Compensation

We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value. In the past, our equity awards to our named executive officers have been in the form of stock options. Beginning in fiscal year 2012, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock unit awards. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our common stock over time. The decision by our Board to introduce restricted stock unit awards into our executive compensation program was based on a number of factors, including Compensia’s analysis of the competitiveness of our executive compensation program, the estimated impact of such decision on our available option pool and the perceived value of restricted stock units to our executive officers. We generally grant an initial stock option and/or restricted stock unit award to each of our executive officers in connection with the commencement of his or her employment. All equity awards are approved by our Board or our compensation committee. In determining the size of an equity award, our Board and our compensation committee take into account individual performance, competitive market data, internal pay equity considerations and the unvested value of existing long-term incentive awards.

In addition to new hire grants, from time to time, our Board has granted our named executive officers equity awards to recognize exceptional performance and as “refresher” grants to ensure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our Board retains discretion to make equity award grants at any time.

Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Restricted stock unit awards to our named executive officers typically vest in four equal yearly installments, with the first such installment vesting on the first anniversary of the vesting start date, subject to continued service through each applicable vesting date. We believe these vesting schedules appropriately encourage long-term employment with the Company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.

In June 2014, our compensation committee granted Mr. Austin a stock option to purchase 244,400 shares of our common stock at an exercise price of $7.53 per share and a restricted stock unit award for 125,100 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives.

In June 2014, our compensation committee granted Mr. Connery a stock option to purchase 67,500 shares of our common stock at an exercise price of $7.53 per share and a restricted stock unit award for 34,600 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives.

In August 2014, our compensation committee granted Mr. Gill a restricted stock unit award for 5,000 shares of our common stock subject to our standard vesting schedule. This equity award was granted to provide a meaningful long-term incentive opportunity commensurate with Mr. Gill’s position at such time as our Deputy General Counsel and to achieve our retention objectives.

In December 2014, our compensation committee granted Mr. Gill a stock option to purchase 15,000 shares of our common stock at an exercise price of $7.60 per share and a restricted stock unit award for 60,000 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity commensurate with Mr. Gill’s new position as our Chief Legal Officer, General Counsel and Secretary and to achieve our retention objectives.

In April 2015, our compensation committee granted Ms. Spivey a stock option to purchase 150,000 shares of our common stock at an exercise price of $5.75 per share and a restricted stock unit award for 75,000 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives.

In addition, in May 2014, our compensation committee set the fiscal year 2015 corporate performance measure target levels pursuant to which 20,000 shares of our common stock underlying the performance-based restricted stock unit award that had been previously granted to Mr. Connery in December 2013 would be earned subject to fiscal year 2015 performance. The opportunity to earn this 20,000 share tranche of the performance-based restricted stock unit award was based on the level of achievement of Gross Bookings targets to align Mr. Connery’s incentives with our objective of achieving growth and focusing on new business development and retention of customers. For Mr. Connery, earning the shares underlying this tranche of his award was contingent upon our achievement of a minimum percentage of the target level for Gross Bookings, with the number of shares of common stock earned based on the following payout percentages:

Gross Bookings
Achievement Percentage	Shares Earned
<90%	0
90%	10,000
95%	15,000
100%	20,000

As a result of Gross Bookings for fiscal 2015 being less than 90% of the target performance level, Mr. Connery did not earn any of the shares of our common stock underlying this tranche of his performance-based restricted stock unit award. The remaining 20,000 share tranche underlying the December 2013 restricted stock unit award will be earned in accordance with company performance objectives for fiscal 2016 to be determined by our Board.

Severance and Change of Control Benefits

We are party to an employment agreement with Mr. Austin that provides for certain payments and other benefits upon termination of his employment in certain circumstances. In addition, each of our named executive officers is entitled to receive accelerated vesting with respect to all or a portion of his or her outstanding and unvested stock options or restricted stock unit awards in the event of the termination of his or her employment following a change of control of the Company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of the Company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their positions is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements, including the severance benefits provided to Mr. Austin pursuant to his employment agreement.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan, an employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Hedging and Pledging

All of our employees and members of our Board are prohibited from entering into hedging arrangements with respect to our common stock or other securities issued by us. In addition, we prohibit our executive officers and the members of our Board from pledging our common stock or other securities unless they have received pre-clearance for any pledging arrangements pursuant to the terms of our insider trading policy.

Perquisites, Retirement and Other Personal Benefits

As noted above, our named executive officers are eligible to receive the same benefits as those offered to all full-time employees. In addition, we have established a tax-qualified employee savings and retirement plan pursuant to which employees, including our named executive officers, who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently match 50% of contributions, up to 2% of salary, made by our employees, including our executive officers. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

We believe that cash and equity compensation are the two key components in attracting and retaining executive talent and, therefore, we do not have any programs for providing perquisites and other personal benefits for any named executive officer in an amount that exceeds the $10,000 disclosure threshold. We do provide our named executive officers with access to an executive wellness program, reimbursements for which do not exceed $10,000 on an individual basis, and may cover the costs associated with our named executive officers travel, lodging, food and entertainment in connection with our annual sales quota recognition event.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2015.

Policy Regarding the Timing of Equity Awards

The exercise price of each stock option grant is generally the fair market value of our common stock on the grant date. Beginning in August 2012, our Board established a policy providing that it would not grant stock options to executive officers or directors during closed trading periods under our insider trading policy, but that exceptions could be made on a case-by-case basis. Our Board made an exception to this policy and delegated to our compensation committee the authority to approve equity awards to Ms. Spivey in connection with her initial employment with the Company. On April 20, 2015, our compensation committee approved stock option and restricted stock unit awards for Ms. Spivey pursuant to this exception and its delegated authority. Following the completion of our initial public offering, shares of our common stock are valued by reference to its publicly traded price.

Policy Regarding Compensation Recovery

We do not currently have a formal “clawback” policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. However, we plan to consider adopting a formal clawback policy once the SEC issues final rules in accordance with the requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act. Until such time, in the event of a later restatement of financial results, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.

Results of Most Recent Say-on-Pay Vote

At our 2012 Annual Meeting of Stockholders, we conducted a stockholder advisory vote to approve the fiscal year 2011 compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal year 2011 compensation of our named executive officers with approximately 93% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. Our compensation committee evaluated the results of the 2012 Say-on-Pay vote when determining compensation policies for our named executive officers, along with the other factors described above in “—Determining Executive Compensation for Fiscal Year 2015.” Based on its evaluation, our compensation committee did not implement any significant design changes to our executive compensation program for fiscal year 2015. We value the opinions of our stockholders and our compensation committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as

“performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

Our compensation committee, in approving the amount and form of compensation for our named executive officers, considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any directors or named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2015 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K. This calculation is performed for accounting purposes and reported in the compensation tables below under “—Tabular Disclosure Regarding Executive Compensation” even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

REPORT OF THE COMPENSATION COMMITTEE

During fiscal year 2015, our compensation committee consisted of three non-employee directors. Sydney L. Carey and Thomas J. Meredith, who served the entire year; Chris Pacitti, who served until February 26, 2015; and Mary T. McDowell who replaced Mr. Pacitti on February 26, 2015. Our Board has determined that each of these members is independent under applicable NASDAQ and SEC rules and regulations.

Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to the Board that the section titled “Executive Compensation—Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting of Stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Thomas J. Meredith, Chairperson

Sydney L. Carey

Mary T. McDowell

TABULAR DISCLOSURE REGARDING EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation paid and awarded to or earned during our fiscal years ended April 30, 2013, 2014 and 2015 by our named executive officers.

Summary Compensation Table for Fiscal Years Ended April 30, 2013, 2014 and 2015

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)

Gene Austin	2015	$450,000	$225,000	$942,003	$902,569	$—	$19,589(5)	$2,539,163
Chief Executive Officer; President(4)	2014	$358,033	$ 84,000	$2,377,500	$2,711,793	$84,000	$1,655	$5,616,980

James R. Offerdahl	2015	320,000	96,000	—	—	—	7,712	423,712
Chief Financial Officer(6)	2014	275,955	34,375	263,250	414,370	34,375	1,806	1,024,131
	2013	69,705	50,000(7)	327,000	924,698	—	376	1,371,779

Kelly E. Connery	2015	285,000	125,000	396,538	249,278	17,500	20,012(5)	1,108,815
Chief Revenue Officer(8)	2014	266,479	35,000	492,300	588,150	185,086	14,329(9)	1,581,344
	2013	239,583	68,000	327,000	—	59,051	29,362(10)	722,966

Kin Gill	2015	244,667	41,025	492,800	53,700	—	3,347	815,539
Chief Legal Officer General Counsel and Secretary(11)

Sara Spivey	2015	9,716	—	431,250	371,565	—	—	812,531
Chief Marketing Officer(12)

(1)	Unless otherwise noted, the amounts reported in the “Bonus” column represent a discretionary bonus paid by us.
(2)

The amounts reported in the “Stock Awards” and “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on June 25, 2015. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the named executive officers from the awards.

(3)

Unless otherwise noted, the amounts reported in the “All Other Compensation” column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us, reimbursement for costs associated with our executive wellness program and 401(k) matching contributions, each of which were less than $10,000.

(4)	Mr. Austin commenced his employment with us in April 2013.
(5)	Includes $13,936 of costs covered by the Company associated with travel, lodging, food and entertainment for our annual sales quota recognition event.
(6)	Mr. Offerdahl commenced his employment with us in January 2013.
(7)	Represents a signing bonus paid by us.
(8)	Mr. Connery was promoted to Chief Revenue Officer effective December 9, 2013.
(9)	Includes $13,062 of costs covered by the Company associated with travel, lodging, food and entertainment for our annual sales quota recognition event.
(10)	Includes $25,229 of relocation expenses covered by the Company.
(11)	Mr. Gill became a named executive officer in fiscal year 2015 and, therefore, summary compensation information is only presented for fiscal year 2015 in accordance with SEC guidance.
(12)	Ms. Spivey commenced her employment with us on April 20, 2015.

Grants of Plan-Based Awards Table for Fiscal Year 2015

The following table presents, for each of our named executive officers, information concerning each grant of a cash or equity award made during fiscal year 2015. This information supplements the information about these awards set forth in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)		All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards, per share ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold(2) ($)	Target ($)	Maximum ($)
Gene Austin	—	$225,000	$450,000	$607,500	—		—	$—	$—
	6/10/2014	—	—	—	125,100		—	—	942,003
	6/10/2014	—	—	—	—		244,400	7.53	902,569
James R. Offerdahl	—	96,000	192,000	261,120	—		—	—	—
Kelly Connery	—	125,000	250,000	945,000	—		—	—	—
	6/10/2014	—	—	—	34,600		—		260,538
	6/10/2014	—	—	—	—		67,500	7.53	249,278
	5/29/2014	—	—	—	20,000	(6)	—	—	136,000
Kin Gill	—	41,000	82,000	110,700	—		—	—	—
	8/27/2014	—	—	—	5,000		—	—	36,800
	12/9/2014	—	—	—	60,000		—	—	456,000
	12/9/2014	—	—	—	—		15,000	7.60	53,700
Sara Spivey	4/20/2015	—	—	—	75,000		—	—	431,250
	4/20/2015	—	—	—	—		150,000	5.75	371,565

(1)

The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2015, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2015—Annual Performance-Based Cash Compensation” above. Actual amounts earned for fiscal year 2015 are as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2015—Annual Performance-Based Cash Compensation” above.

(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment.
(3)

The amounts reported reflect shares of common stock underlying restricted stock unit awards granted in fiscal year 2015 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the restricted stock unit awards vest in four equal yearly installments.

(4)

The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2015 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.

(5)

The grant date fair value of stock options and restricted stock unit awards is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included our Annual Report on Form 10-K filed with the SEC on June 25, 2015. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(6)	Represents portion of restricted stock unit award granted in fiscal year 2014 for which performance measure target levels were established by our Board in May 2015.

Employment Agreements

Certain elements of compensation set forth in the Summary Compensation Table for Fiscal Years Ended April 30, 2013, 2014 and 2015 and the Grants of Plan-Based Awards Table for Fiscal Year 2015 reflect the terms of employment letter agreements between us and each of our named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements, which have been or will be filed with the SEC as exhibits to our periodic reports.

Gene Austin

We are party to an employment agreement with Mr. Austin, dated April 25, 2013. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $320,000, and for Mr. Austin to participate in our annual executive bonus plan with an annual target bonus of $224,000. On December 3, 2013, in connection with his appointment as our Chief Executive Officer and President, Mr. Austin’s base salary was increased to $420,000 and his annual target bonus was increased to 80% of his annual base salary, or $336,000. Mr. Austin’s subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Austin and in its discretion, our Board or our compensation committee has granted additional equity awards to him, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Austin is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time. Mr. Austin is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

James R. Offerdahl

We are party to an employment agreement with Mr. Offerdahl, dated January 23, 2013. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $275,000, and for Mr. Offerdahl to participate in our annual executive bonus plan with an annual target bonus of $137,500. In addition, Mr. Offerdahl received a sign-on bonus of $50,000. Mr. Offerdahl’s subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Offerdahl and in its discretion, our Board or our compensation committee has made additional equity grants to Mr. Offerdahl, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Offerdahl is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Kelly E. Connery

We are party to an employment agreement with Mr. Connery, dated February 7, 2012. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $250,000, and for Mr. Connery to participate in our annual executive bonus plan with an annual target bonus of $150,000. On December 9, 2013, in connection with his promotion to Chief Revenue Officer, Mr. Connery’s base salary was increased to $285,000 and his annual target bonus was increased to $250,000. In connection with Mr. Connery’s promotion, we entered into an addendum to his initial employment agreement. Mr. Connery’s subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Connery and in its discretion, our Board or our compensation committee has granted additional equity awards to Mr. Connery, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Connery is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Kin Gill

We are party to employment agreements with Mr. Gill, dated December 13, 2012 and December 18, 2014, respectively. These employment agreements have no specific term and provide for “at-will” employment.

The agreements provide for an annual base salary of $260,000 and for Mr. Gill to participate in our annual executive bonus plan with an annual target bonus of $104,000 for fiscal year 2015, pro-rated from his date of promotion to Chief Legal Officer, General Counsel and Secretary. Mr. Gill’s subsequent base salary and annual target bonus will be determined by our compensation committee, in its discretion. In accordance with the terms of his December 18, 2014 employment agreement, in fiscal year 2015, we granted Mr. Gill a restricted stock unit award for 60,000 shares of our common stock, which vest in four equal yearly installments and an option to purchase 15,000 shares of our common stock at an exercise price of $7.60 per share, which option vests in accordance with our standard four year vesting schedule described above. In its discretion, our Board or our compensation committee has also previously granted additional equity awards to Mr. Gill. The equity awards granted pursuant to the terms of Mr. Gill’s December 18, 2014 employment agreement and all prior equity awards are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Gill is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Sara Spivey

We are party to an employment agreement with Ms. Spivey, dated April 11, 2015. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $285,000, and for Ms. Spivey to participate in our annual executive bonus plan with an annual target bonus of $114,000, pro-rated from her date of hire. Ms. Spivey’s subsequent base salary and annual target bonus will be determined by our compensation committee, in its discretion. In accordance with the terms of her employment agreement, we granted Ms. Spivey a restricted stock unit award for 75,000 shares of our common stock, which vest in four equal yearly installments and an option to purchase 150,000 shares of our common stock at an exercise price of $5.75 per share, which option vests in accordance with our standard four year vesting schedule described above, all of which are subject to accelerated vesting in the event of a termination of her employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Ms. Spivey is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Outstanding Equity Awards at Fiscal Year-End 2015 Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of April 30, 2015.

Name	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Vesting Commencement Date
Gene Austin	263,542	286,458	$9.51	6/07/2023	5/6/2013	187,500	$1,008,750	6/20/2013
	—	244,400	7.53	6/10/2024	6/10/2014	125,100	673,038	6/20/2014
James R. Offerdahl	154,687	120,313	6.54	2/27/2023	1/31/2013	25,000	134,500	4/01/2013
	27,083	72,917	8.10	3/07/2024	3/07/2014	24,375	131,138	3/20/2014
Kelly Connery	277,083	72,917	12.00	2/23/2022	2/21/2012	25,000	134,500	4/01/2013
	50,000	100,000	7.50	12/09/2023	12/09/2013	30,000	161,400	12/20/2013
	—	67,500	7.53	6/10/2024	6/10/2014	18,750	100,875	12/20/2013
	—	—	—	—	—	34,600	186,148	6/20/2014
	—	—	—	—	—	20,000(3)	107,600	—
Kin Gill	11,250	8,750	7.32	02/20/2023	1/14/2013	2,500	13,450	4/01/2013
	—	15,000	7.60	12/09/2024	1/1/2015	3,900	20,982	12/20/2013
	—	—	—	—	—	9,375	50,438	3/20/2014
	—	—	—	—	—	5,000	26,900	9/20/2014
	—	—	—	—	—	60,000	322,800	12/20/2014
Sara Spivey	—	150,000	5.75	4/20/2025	4/20/2015	75,000	403,500	6/20/2015

(1)

Unless otherwise indicated, stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25% of the shares underlying the option vesting on the first anniversary of the grant date, also referred to as the vesting commencement date, and with respect to the remainder, ratably on a monthly basis over the following 36 months, subject to continued service through each applicable vesting date. Please refer to “—Potential Payments upon Termination or Change of Control” for a discussion of vesting acceleration provisions applicable to certain of these option grants.

(2)	Unless otherwise indicated, restricted stock unit awards vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.
(3)	Represents restricted stock units which will be earned in accordance with Company performance objectives for fiscal 2016 to be determined by our Board.

Option Exercises and Restricted Stock Unit Vesting During Fiscal Year 2015 Table

The following table sets forth certain information with respect to the exercise of stock options and the vesting of restricted stock unit awards held by our named executive officers in fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gene Austin	—	—	62,500	$491,875

James R. Offerdahl	—	—	20,625	$120,438

Kelly Connery	—	—	28,750	$195,350

Kin Gill	—	—	5,675	$35,516

Sara Spivey	—	—	—	—

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on April 30, 2015 and based upon a price of $5.38 per share for our common stock, which was the closing price on NASDAQ on April 30, 2015, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. We do not have any severance arrangements for our named executive officers other than the “double trigger” compensation arrangements with Mr. Austin and the “double trigger” vesting acceleration for equity awards of all named executive officers, each as described below.

Double Trigger Severance Arrangements with Gene Austin

Our employment agreement with Mr. Austin dated April 25, 2013 provide for “double trigger” severance benefits, such that if his employment is terminated without cause or he resigns with good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that in either case when consummated would result in a change of control of the Company, as such term is defined in the employment agreement, (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control, Mr. Austin will receive severance payments in an aggregate amount equal to 12 months of his then-current base salary, to be paid in 12 equal monthly installments beginning on the first regular payroll date following the effective date of his execution of a general release of claims), in accordance with our regular payroll practices (subject to applicable withholding). Other than the foregoing and the vesting acceleration for equity awards described below, Mr. Austin is not eligible to receive any other severance payments or benefits.

Under the employment agreement with Mr. Austin, “cause” means (i) his willful and continued failure to perform substantially his duties (other than any such failure resulting from his disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by him which was intended to result in substantial gain or personal enrichment for him at the expense of the Company, (iii) the willful engaging by him in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) his breach of the terms of the agreement(s) with us relating to proprietary information and inventions assignment; or (vi) his material breach of the terms of the employment agreement. Clauses (i), (v) and (vi) will constitute “cause” only after Mr. Austin has received from our Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than 30 days. Under the employment agreement with Mr. Austin, “good reason” refers to the existence or occurrence of the following, provided in each case that his resignation occurs within 30 days after the original occurrence of such event: (i) a change in his position that materially reduces his position, title, duties and responsibilities or the level of management to which he reports; (ii) a material reduction in his total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time); or (iii) a relocation of his place of employment by more than 50 miles from our current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to “good reason” if and only if such change, reduction or relocation is effected without Mr. Austin’s consent.

Double Trigger Vesting Acceleration of Equity Awards

The employment agreements, stock option agreements and restricted stock unit agreements with Messrs. Austin, Offerdahl, Connery and Gill and Ms. Spivey also provide for “double trigger” vesting acceleration of equity awards, such that the vesting with respect to 100% of their outstanding and unvested stock options and restricted stock unit awards will be accelerated in the event of their termination upon change of control (as defined in the employment agreements and/or the applicable equity grant documentation with such named executive officers).

Under the employment agreements and applicable equity grant documentation with our named executive officers, “termination upon change of control” means any termination of his or her employment by us without cause or by him or her for good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.

For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•

“cause” means (i) the executive’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the executive’s “disability”), (ii) any act of personal dishonesty, fraud or misrepresentation taken by the executive which was intended to result in substantial gain or personal enrichment for the executive at the expense of the Company, (iii) the willful engaging by the executive in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) the executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) the executive’s breach of the terms of the executive’s agreement(s) with the Company relating to proprietary information and inventions assignment, including the executive’s EPIA; or (vi) the executive’s material breach of the terms of his or her offer letter. Clauses (i), (v) and (vi) shall constitute “Cause” only after the executive has received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than thirty (30) days;

•

“change of control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing;

•

“disability” means that the executive, at the time notice is given, has been unable to substantially perform his or her duties under his or her letter agreement for not less than one-hundred and twenty (120) work days within twelve (12) consecutive month period as a result of the executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

•

“good reason” refers to the existence or occurrence of the following, provided in each case that the executive’s resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in the executive’s position with the Company or a successor entity that materially reduces the executive’s position, title, duties and responsibilities or the level of management to which the executive reports; (ii) a material reduction in the executive’s total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) (provided, that, for the avoidance of doubt, any Time-Based Option and Performance-Based Option shall not be deemed compensation or benefits for purposes of this definition); or (iii) a relocation of the executive’s place of employment by more than fifty (50) miles from the Company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to “good reason” only if such change, reduction or relocation is effected without the executive’s consent. The executive resignation will not be deemed to be for “good reason” unless the executive first provides the Company with written notice of the acts or omissions constituting the grounds for “good reason” and a reasonable cure period of not less than thirty (30) days following such notice, during which such condition has not have been cured. The table below sets forth the estimated value of the potential payments and benefits to each of our named executive officers, assuming his or her employment had terminated on April 30, 2015 and/or that a change of control of the Company had also occurred on that date.

Name	Termination without Cause in Connection With a Change of Control
Gene Austin
Severance(1)	$450,000
Equity Award Acceleration(2)	$1,681,788

Total	$2,131,788
James R. Offerdahl
Equity Award Acceleration(2)	$265,638

Total	$265,638
Kelly E. Connery
Equity Award Acceleration(2)(3)	$690,523

Total	$690,523
Kin Gill
Equity Award Acceleration(2)	$434,570

Total	$434,570
Sara Spivey
Equity Award Acceleration(2)	$403,500

Total	$403,500

(1)	Based on base salary as of April 30, 2015.

(2)

Equity award acceleration is based on the amount of $5.38 per share (the closing price of our common stock on April 30, 2015) multiplied by the number of shares of our common stock subject to outstanding and unvested restricted stock unit awards held by each named executive officer. All outstanding stock options held by our named executive officers on April 30, 2015 had exercise prices greater than $5.38 per share and therefore, if the vesting of any such stock options had been accelerated, such acceleration would not have resulted in any reportable amounts for purposes of this table.

(3)

Includes 20,000 restricted stock units which would have been earned in accordance with Company performance objectives for fiscal 2015, the vesting of which would have been accelerated had Mr. Connery’s employment been terminated on April 30, 2015 and/or if a change of control had also occurred on that date. Excludes 20,000 restricted stock units which will be earned in accordance with Company performance objectives for fiscal 2016 to be determined by our Board, the vesting of which would not have been accelerated had Mr. Connery’s employment been terminated on April 30, 2015 and/or if a change of control had also occurred on that date.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with the Company. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of April 30, 2015, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	5,093,055	$7.83	9,258,665	(1)(2)

Equity compensation plans not approved by stockholders	—	—	—

Total equity compensation plans	5,093,055	$7.83	9,258,665	(1)(2)

(1)

Includes 6,787,141 shares available for future issuance under our 2012 Equity Incentive Plan. Pursuant to the terms of the 2012 Equity Incentive Plan, or the 2012 Plan, the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 10,000,000 shares; (ii) five percent (5%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

(2)

Includes 2,471,524 shares available for future issuance under our 2012 Employee Stock Purchase Plan. Pursuant to the terms of the 2012 Employee Stock Purchase Plan, or the ESPP, the number of shares available for sale under the ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 5,000,000 shares; (ii) one percent (1%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2015 audit, the Audit Committee has:

•

reviewed and discussed with management the Company’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended April 30, 2015;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards; and

•

received from and discussed with PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2015 for filing with the Securities and Exchange Commission.

The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Sydney L. Carey, Chairperson

Neeraj Agrawal

Thomas J. Meredith

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending April 30, 2016, or fiscal year 2016.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2016. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of Bazaarvoice and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended April 30, 2015 and 2014.

Audit and Non-Audit Fees

	PricewaterhouseCoopers LLP

	2015	2014

Audit Fees(1)	$998,000	$1,090,000

Audit-Related Fees(2)	—	—

Tax Fees(3)	146,000	157,000

All Other Fees(4)	—	2,772

Total	$1,144,000	$1,249,772

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our initial public offering and other statutory and regulatory filings.

(2)	Audit-related fees are comprised of fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(4)	Annual subscriptions to accounting guidance software.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the audit committee approve the audit and non-audit services and related budget in advance, and that the audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of the audit committee. In accordance with this policy, the audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2016.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Our compensation committee and our Board believe that our compensation program for our named executive officers, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our goals of linking our executive compensation with our performance. Our compensation committee and our Board believe that the executive compensation program is rational and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders, and enables us to support, attract and retain the best talent and support a high-performance culture by rewarding excellence and achievement.

This proposal gives you as a stockholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:

“RESOLVED, that the Company’s compensation program for named executive officers, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon our Board or our compensation committee. However, our compensation committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers conducted at our 2012 Annual Meeting of Stockholders, our Board determined that we will hold our Say-on-Pay votes on a triennial basis. Therefore, the next stockholder advisory vote to approve the compensation of our named executive officers will take place at our 2018 Annual Meeting of Stockholders, unless our Board modifies its policy on the frequency of holding such advisory votes.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Three requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of our Board of Directors

Our Board recommends that you vote “FOR” approval of the compensation of our named executive officers.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were a Bazaarvoice stockholder at the close of business on August 11, 2015 or hold a valid proxy for the Annual Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting location in person.

Proxy Solicitation. Bazaarvoice is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $20,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.

Inspector of Election. Broadridge has been engaged as our independent inspector of election to tabulate stockholder votes for the 2015 Annual Meeting.

Stockholder List. Bazaarvoice’s list of stockholders as of August 11, 2015 will be available for inspection for 10 days prior to the 2015 Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 551-6800 to schedule an appointment.

2016 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2016 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section titled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Time) on April 29, 2016 (120 days prior to the anniversary of this year’s mailing date).

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement titled “Corporate Governance—Director Nomination Procedures.”

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2016 annual meeting must give notice to our Corporate Secretary between June 13, 2016 and July 13, 2016, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the

2016 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2015 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2016 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended April 30, 2015 are included in our 2015 Annual Report to Stockholders, which we are providing or making available to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at www.proxyvote.com. If you have not received or do not have access to the Annual Report, which includes our Annual Report on Form 10-K, call our Investor Relations department at (512) 551-6800, and we will send a copy to you without charge; or send a written request to Bazaarvoice, Inc., Attn: Investor Relations, 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211.

Householding. To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Bazaarvoice stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report or Proxy Statement mailed to you, please call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211; Attn: Legal Department, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy statement or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Communicating with Us. Visit our main Internet site at www.bazaarvoice.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.bazaarvoice.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211; Attn: Legal Department. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement titled “Corporate Governance—Communications with the Board.”

You can contact our General Counsel by mail at Kin Gill, Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

By order of the Board of Directors,

Gene Austin

President and Chief Executive Officer

Austin, Texas

August 27, 2015

BAZAARVOICE, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M95527-P68164                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BAZAARVOICE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class I Director nominees:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Jeffrey S. Hawn
	02)	Jared Kopf
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2016.						☐	☐	☐
3.	Advisory vote to approve named executive officer compensation.						☐	☐	☐

NOTE: If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Bazaarvoice, Inc.

Annual Meeting of Stockholders

DLA Piper LLP

401 Congress Ave.

Suite 2500

Austin, TX 78701

Wednesday, October 7, 2015

8:30 AM

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M95528-P68164

BAZAARVOICE, INC.

Annual Meeting of Stockholders

October 7, 2015 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kin Gill and James R. Offerdahl (“the Named Proxies”), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Bazaarvoice, Inc., a Delaware corporation (“the Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at DLA Piper LLP, 401 Congress Ave., Suite 2500, Austin, TX 78701, on Wednesday, October 7, 2015 at 8:30 AM, Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side